UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event
reported) March 13, 2009

Build-A-Bear Workshop, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32320	43-1883836
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri	63114
(Address of Principal Executive Offices)	(Zip Code)

(314) 423-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On March 13, 2009, Build-A-Bear Workshop, Inc. (the “Company”) announced that it had appointed John N. Haugh, 46, as President and Chief Marketing and Merchandising Bear, effective March 16, 2009.  The Company is not aware of any (i) family relationship between Mr. Haugh and any director or executive officer of the Company, or (ii) any transactions, proposed transactions, or series of either to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Haugh had, or will have, a direct or indirect material interest.  Mr. Haugh’s business experience is contained in the Company’s press release, dated March 13, 2009, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company and Mr. Haugh have entered into an Employment, Confidentiality and Noncompete Agreement (“Agreement”) effective as of the 16th day of March 2009.  The Agreement has an initial term of three years from March 16, 2009 and renews from year-to-year thereafter. The Agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the Agreement) or without cause.  Mr. Haugh may terminate the Agreement in the event the Company materially breaches the Agreement and fails to cure such breach after notice thereof or the Company issues a notice of non-renewal which results in the expiration of the Agreement.  If the Company terminates Mr. Haugh’s employment without cause or if Mr. Haugh terminates his employment for good reason (as defined in the Agreement), the Company would be obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period, and for the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium.  As compensation for his services, Mr. Haugh will receive an annual base salary at a rate not less than $350,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms.  If Mr. Haugh’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year.  If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Haugh will receive an annual bonus of not less than 50% of his annual base salary, payable in either cash, stock, stock options or a combination thereof.  The Agreement also provides that for the term of the Agreement and for one year thereafter, the Mr. Haugh may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence and in the event of his termination due to death, disability, or the Company’s breach as provided in the Agreement, Mr. Haugh or his beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks his was employed during the year.

The Company has also agreed to pay Mr. Haugh a signing bonus of $50,000 and issue a stock grant with a value of $200,000, 60% of which will be issued in stock options and the remaining 40% in time vested restricted stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date:	March 13, 2009	By:	/s/ Tina Klocke
Name: Tina Klocke
Title: Chief Operations and Financial Bear,
Secretary and Treasurer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 13, 2009